USD 8,000,000 TERM Loan facilitY Agreement
for
Seapowet Trading Ltd. as Borrower

and

provided by
Nordea Bank Norge ASA as Lender

Dated 5 September 2006

TABLE OF CONTENTS

1DEFINITIONS AND INTERPRETATION

2THE FACILITY

3PURPOSE

4CONDITIONS PRECEDENT

5DRAWDOWN

6REPAYMENT

7PREPAYMENT AND CANCELLATION

8INTEREST

9INTEREST PERIODS

10CHANGES TO THE CALCULATION OF INTEREST

11FEES

12TAX GROSS-UP AND INDEMNITIES

13INCREASED COSTS

14OTHER INDEMNITIES

15MITIGATION BY THE LENDER

16COSTS AND EXPENSES

17SECURITY

18REPRESENTATIONS AND WARRANTIES

19INFORMATION UNDERTAKINGS

20FINANCIAL COVENANTS

21GENERAL UNDERTAKINGS

22VESSEL’S COVENANTS

23EVENTS OF DEFAULT

24CHANGES TO THE PARTIES

25PAYMENT MECHANICS

26SET-OFF

27NOTICES

28CALCULATIONS

29MISCELLANEOUS

30GOVERNING LAW AND ENFORCEMENT

SCHEDULES

1 Conditions Precedent

2 Form of Drawdown Notice

3 Form of Selection Notice

4 Form of Compliance Certificate

5 Form of Guarantee

THIS TERM LOAN AGREEMENT is dated 5 September 2006 and made between:

(1)	Seapowet Trading Ltd., of Marshall Islands with its business address at 3rd Floor Par La Place, 14 Par La Ville Road, Hamilton HM 08 Bermuda as borrower (the “Borrower”); and

(2) Nordea Bank Norge ASA of Middelthunsgate 17, N-0368 Oslo, Norway, organisation number 911 044 110, as lender (the “Lender”).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Accounts” means account no. 0053601102 in the name of the Borrower with Nordea Bank Finland plc, London Branch or any such other accounts of the Borrower with the Lender and/or Nordea Bank Finland Plc. London Branch, pledged in favour of the Lender under the Account Charge.

“Account Charge” means the account charge collateral to this Agreement for the first priority charge over the Accounts to be made between the Borrower and the Lender as security for the Borrower’s obligations under the Finance Documents, in form and substance acceptable to the Lender.

“Agreement” means this term loan facility agreement, as it may be amended, supplemented and varied from time to time, including its Schedules.

“Availability Period” means the period from and including the date of this Agreement to and including 30 September 2006.

“Available Commitment” means the Commitment less the amount of the outstanding Loan.

“Break Costs” means the amount (if any) by which:

a)
the interest which the Lender should have received for the period from the date of receipt of all or part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum been paid on the last day of that Interest Period; exceeds

b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Oslo, New York and London (or any other relevant place of payment under Clause 25 (Payment mechanics).

“Cash and Cash Equivalents” has the meaning given to that term in Clause 20.1 (Financial definitions).

“Charterparty” means the bareboat charterparty made between the Company (as charterer) and the Owning Company (as owner) of 22 June 1990 and as amended, under which the Company has a purchase option for the purchase of the Vessel, in form and substance as approved by the Lender.

“Company“ means Nordan OBO II Inc. of 80 Broad Street, Monrovia, Liberia.

“Company Shares” means fifty per cent (50.00%) of the shares in the Company which was acquired by the Borrower under the Share Purchase Agreement.

“Commitment” means USD 8,000,000 at the date of this Agreement to the extent not cancelled or reduced.

“Compliance Certificate” means a certificate substantially in the form as set out in Schedule 4 (Form of Compliance Certificate).

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“DOC” means in relation to the technical manager of the Vessel a valid document of compliance issued to such technical manager pursuant to paragraph 13.2 of the ISM Code.

“Drawdown” means the utilisation under the Facility.

“Drawdown Date” means the Business Day on which the Borrower has requested the Drawdown pursuant to this Agreement or, as the context requires, the date on which the Loan is actually made.

“Drawdown Notice” means the notice substantially in the form set out in Schedule 2 (Form of Drawdown Notice).

“EBITDA” has the meaning given to that term in Clause 20.1 (Financial definitions).

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Vessel.

“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Law” means any applicable law, regulation, convention or treaty in any jurisdiction in which any of the Company and/or the Owning Company conduct business which relates to the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“FA Act” means the Norwegian Financial Agreements Act of 25 June 1999 no. 46 (as amended).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Final Maturity Date” means the date falling four (4) years after the Drawdown Date.

“Finance Documents” means this Agreement, the Security Documents and any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination to the Lender under this Agreement or any of the other documents referred to herein or therein.

“Financial Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent.

“Fixed Charges” has the meaning given to that term in Clause 20.1 (Financial definitions).

“GAAP” means the generally accepted accounting principles in the United States (as the case may be).

“Group” means the Guarantor and its Subsidiaries from time to time.

“Guarantee” means the Guarantee and Indemnity issued by the Guarantor in favour of the Lender guaranteeing the obligations of the Borrower under this Agreement and in the form as set out in Schedule 5 (Form of Guarantee).

“Guarantor” means B + H Ocean Carriers Ltd. of 80 Broad Street, Monrovia, Liberia

“Insurances” means, in relation to the Vessel, all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of any of the Company and/or the Owning Company (whether in the sole name of the Company or in the joint names of the Company and any other person) in respect of the Vessel or otherwise in connection with the Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest Payment Date” means the last Business Day of each Interest Period.

“Interest Period” means, in relation to the Loan, each of the successive periods determined in accordance with Clause 9.1 (Selection of Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“LIBOR” means in relation to the Loan:

a)
the rate per annum equal to the offered quotation for deposits in USD for the relevant Interest Period ascertained by the Lender to be the rate as displayed on the Reuters' screen, page LIBOR01, at or about 11:00 hours (London time) on the applicable Quotation Day; or

b)
if no such rate is available, the arithmetic means of the rate per annum at which the Lender is able to acquire USD in the amount and for the relevant Interest Period of the Loan in the London interbank market at or about 11:00 hours (London time) on the applicable Quotation Day, as (in the absence of manifest error) conclusively certified by the Lender to the Borrower.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan.

“Margin” means one point seventy-five per cent (1.75%) per annum.

“Market Value” means the fair market value of the Vessel in USD, being the average of valuations of the Vessel obtained from two (2) brokers approved by the Lender, with or without physical inspection of the Vessel (as the Lender may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and/or pool arrangement.

“Material Adverse Effect” means a material adverse effect on:

a)	the business, operation, assets or condition (financial or otherwise) of the Borrower, the Guarantor and/or the Company (as the case may be); or

b)	the ability of the Borrower and/or the Guarantor to perform any of their obligations under the Finance Documents; or

c)	the rights or remedies of the Lender under the Finance Documents.

“Measurement Period” has the meaning given to that term in Clause 20.1 (Financial definitions).

“Net Interest” has the meaning given to that term in Clause 20.1 (Financial definitions).

“NIS” means the Norwegian International Ship Register.

“Original Financial Statements” means the unaudited consolidated financial statements of the Guarantor and the Borrower for the year ended 31 December 2005.

“Owning Company” means K/S Difko LXXIII of Denmark, being the owner of the Vessel.

“Party” means a party to this Agreement (including its successors and permitted transferees).

“Quarter Date” has the meaning given to that term in Clause 20.1 (Financial definitions).

“Quotation Day” means the day occurring two (2) Business Days prior to the commencement of an Interest Period.

“Security Documents” means all or any security documents as may be entered into from time to time pursuant to Clause 17 (Security).

“Security Interest” means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.

“Security Period” means the period commencing on the Drawdown Date hereunder and ending the date on which the Lender notifies the Borrower that:

a)	all amounts which have become due for payment by the Borrower or any other party under the Finance Documents have been paid;

b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

c)	the Borrower has no future or contingent liability under any provision of this Agreement or the other Finance Documents; and

d)
the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document.

“Selection Notice” means a notice substantially in the form set forth in Schedule 3 (Form of Selection Notice) given in accordance with Clause 9.1 (Selection of Interest Periods).

“Seller” means Tschudi Rederi AS, being the seller of the Company Shares under the Share Purchase Agreement.

“Share Pledge Agreement” means the share pledge agreement collateral hereto to be made between the Borrower and the Lender for the first priority pledge over the Company Shares and any right to receive dividends in favour of the Lender, in form and substance satisfactory to the Lender.

“Share Purchase Agreement” means the agreement entered into between the Borrower and the Seller for the purchase by the Borrower of the Company Shares.

“SMC” means a valid safety management certificate issued for the Vessel pursuant to paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

“Subsidiaries” means any business entity of which more than fifty per cent (50.00%) of the outstanding voting stock or other equity interest is owned directly of indirectly by such person and/or one or more other Subsidiaries of such person.

“Swap Agreement” means any interest rate swap agreement or agreements, hereunder any ISDA Master Agreement and scheduled thereto, to be made between the Borrower and Nordea Bank Finland Plc. (as swap bank) in relation to the Facility.

“Tax on Overall Net Income” means a Tax imposed on the Lender by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, on:

a)	the net income, profits or gains of the Lender world wide; or

b)	such of the net income, profits or gains of the Lender as are considered to arise in or relate to or are taxable in that jurisdiction.

“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and “tax” and “taxation” shall be construed accordingly.

“Total Debt” has the meaning given to that term in Clause 20.1 (Financial definitions).

“Total Loss” means:

a)	the actual, constructive, compromised, agreed, arranged or other total loss of the Vessel;

b)
any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Owning Company; and

c)
any arrest, capture, seizure or detention of the Vessel (including any hijacking or theft) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Owning Company.

“Total Loss Date” means:

a)	in the case of an actual total loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

b)
in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of the Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Owning Company with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; or

c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

“Transaction Documents” means the Finance Documents, the Charterparty and the Share Purchase Agreement, together with the other documents contemplated herein or therein.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower and/or the Guarantor under the Finance Documents.

“USD” means United States Dollars, being the lawful currency of the United States of America.

“Value Adjusted Equity” has the meaning given to that term in Clause 20.1 (Financial definitions).

“Value Adjusted Equity Ratio” has the meaning given to that term in Clause 20.1 (Financial definitions).

“Value Adjusted Total Assets” has the meaning given to that term in Clause 20.1 (Financial definitions).

“VAT” means value added tax and any other tax of similar nature.

“Vessel” means M/V “Sibotessa”, a 75,000 dwt OBO tanker built in Denmark in 1992, with IMO number 9012729, registered in the name of the Owner in NIS and later to be registered in the Bahamas.

1.2	Construction

In this Agreement, unless the context otherwise requires:

a)	Clause and Schedule headings are for ease of reference only;

b)	words denoting the singular number shall include the plural and vice versa;

c)	references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;

d)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

e)
references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

f)	references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent; and

g)
references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality).

2	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan facility up to an aggregate amount not exceeding the Commitments.

3	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it towards:

a)	partly refinancing the purchase price paid by it for the Company Shares under the Share Purchase Agreement; and

b)	payment of fees and expenses incurred in connection with the Facility.

3.2	Monitoring

Without prejudice to the obligations of the Borrower under this Clause 3, the Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

The Borrower may not deliver the Drawdown Notice unless the Lender has received originals or certified copies of all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower upon being so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to pay the Loan to the Borrower if on the date of the Drawdown Notice and on the proposed Drawdown Date:

a)	no Default is continuing or would result from the proposed Loan; and

b)	the representations and warranties contained in Clause 18 (Representations and warranties) deemed to be repeated on those dates are true and correct in all respects.

4.3	Maximum number of drawings

Only one Drawing may be made hereunder.

4.4	Waiver of conditions precedent

The conditions specified in this Clause 4 are solely for the benefit of the Lender and may be waived in whole or in part and with or without conditions by the Lender.

5	DRAWDOWN

5.1	Delivery of the Drawdown Notice

The Borrower may utilise the Facility by delivering to the Lender the duly completed Drawdown Notice no later than 10:00 hours (London time) three (3) Business Days prior to the proposed Drawdown Date.

5.2	Completion of the Drawdown Notice

The Drawdown Notice is irrevocable and will not be regarded as having been duly completed unless:

a)	it is substantially in the form set out in Schedule 2 (Form of Drawdown Notice);

b)	the proposed Drawdown Date is a Business Day within the Availability Period;

c)	the currency specified is USD and the amount of the proposed Loan is an amount which is not more than the Commitments; and

d)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Availability

Any amount of the Commitments not utilised by the expiry of the Availability Period shall automatically be cancelled at close of business in Oslo on such date.

6	REPAYMENT

a)	The Borrower shall repay the Loan in sixteen (16) quarterly consecutive instalments, each being in an amount of USD 500,000, the first instalment falling due three (3) months after the Drawdown Date.

b)
On the Final Maturity Date the Borrower shall repay all amounts then outstanding under this Agreement in full, together with all other sums due and outstanding under the Finance Documents at such date (if any).

7	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment - Total Loss or sale of the Vessel

If the Vessel is sold or becomes a Total Loss, the Borrower shall be obliged to prepay the Loan:

a)	in case of a sale, on or before the date on which the sale is completed by delivery of the Vessel to the buyer; or

b)
in the case of a Total Loss, on the earlier of the date falling ninety (90) days after the Total Loss Date (or in the event of a requisition for title of the Vessel, immediately upon receipt of the requisition proceeds relating to such requisition of title).

7.2	Mandatory prepayment - sale of the Company Shares

If any of the Company Shares are sold, the Borrower shall be obliged to prepay the Loan on or before the date on which the sale is completed by delivery of the relevant Company Shares to the buyer.

7.3	Mandatory prepayment - illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

a)	the Lender shall promptly notify the Borrower (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same);

b)	upon the Lender notifying the Borrower, the Commitments will be immediately cancelled; and

c)
the Borrower shall prepay the Loan on the last day of the Interest Period occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.4	Voluntary prepayment

The Borrower may, if it gives the Lender not less than fourteen (14) days prior written notice, prepay the whole or any part of the Loan.

7.5	Voluntary cancellation

The Borrower may, if it gives the Lender not less than fourteen (14) days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part of the Facility.

7.6	Terms and conditions for prepayments and cancellation

7.6.1	Irrevocable notice

Any notice of prepayment or cancellation by the Borrower under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment or cancellation is to be made.

7.6.2	Additional payments

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.6.3	Time of prepayment and cancellation

The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.6.4	No reinstatement

No amount of the Commitments cancelled under this Agreement may subsequently be reinstated.

7.6.5	Application

Any amount prepaid shall be applied against the remaining instalments as set out in Clause 6.1 (Repayment) in inverse order of maturity.

8	INTEREST

8.1	Calculation of interest

The rate of interest for the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

a)	the Margin; and

b)	LIBOR.

Effective interest pursuant to the Norwegian Financial Agreement Act 1999 has been calculated by the Borrower as set out in a separate notice from the Lender to the Borrower.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on each Interest Payment Date (and if the Interest Period is longer than three (3) months, on the date falling at three (3) monthly intervals after the first day of the Interest Period).

8.3	Default interest

If the Borrower fails to pay any amount payable by it under the Finance Documents on its due date, interest shall accrue on the overdue amount from the due date and up to the date of actual payment (both before and after judgment) at a rate determined by the Lender to be two per cent (2.00%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9	INTEREST PERIODS

9.1	Selection of Interest Periods

a)	The Borrower may select an Interest Period for the Loan in the Drawdown Notice or (if the Loan has already been borrowed) in a Selection Notice.

b)	Each Selection Notice is irrevocable and must be received by the Lender not later than 11:00 hours (London time) two (2) Business Day before the Quotation Day for that Interest Period.

c)	If the Borrower fails to deliver a Selection Notice to the Lender in accordance with litra b) above, the relevant Interest Period will be three (3) months.

d)	The Borrower may select an Interest Period of three (3) or six (6) months or any such other period agreed between the Borrower and the Lender.

e)	An Interest Period for the Loan shall not extend beyond the Final Maturity Date, but shall be shortened so that it ends on the Final Maturity Date.

f)	Each Interest Period for the Loan shall start on the Drawdown Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Day

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Notification of Interest Periods

The Lender will notify the Borrower of the Interest Periods determined in accordance with this Clause 9.

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Market disruption

a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select.

b)	In this Agreement, “Market Disruption Event” means:

(i)	at or about 11:00 hours (London time) on the Quotation Day for the relevant Interest Period LIBOR is not available; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the cost to the Lender of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.2	Alternative basis of interest or funding

If a Market Disruption Event occurs and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3	Break Costs

The Borrower shall, within three (3) Business Days of demand by the Lender, pay to the Lender its Break Cost attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

Each Lender shall, as soon as reasonably practicable after a demand, provide a certificate confirming the amount of its Break Cost for any Interest Period in which they accrue.

11	FEES

11.1	Arrangement fee

The Borrower shall pay to the Lender an arrangement fee of zero point seventy-five per cent (0.75%) of the Commitment, payable on the Drawdown Date.

11.2	Commitment Fee

The Borrower shall pay to the Lender a commitment fee of one per cent (1.00%) per annum on the Available Commitment accruing from 7 July 2006 and up to the Drawdown Date, and in any event payable quarterly in arrears.

12	TAX GROSS-UP AND INDEMNITIES

12.1	Taxes

12.1.1	No withholding

All payments by the Borrower under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax deduction or withholding is required by law.

12.1.2	Tax gross-up

a)
The Borrower shall promptly upon becoming aware that any of them must make a Tax deduction or withholding (or that there is any change in the rate or the basis of a Tax deduction or withholding) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

b)	If a Tax deduction or withholding is required by law to be made by the Borrower:

(i)
the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax deduction or withholding had been required; and

(ii)	the Borrower shall make that Tax deduction or withholding within the time allowed and in the minimum amount required by law.

c)
Within thirty (30) days of making either a Tax deduction or withholding or any payment required in connection with that Tax deduction or withholding, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2	Tax indemnity

The Borrower shall (within three (3) Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of any Tax in respect of a Finance Document, save for any Tax on Overall Net Income assessed on the Lender or to the extent such loss, liability or cost is compensated under Clause 12.1 (Tax gross-up).

12.3	VAT

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Lender an amount equal to such VAT.

13	INCREASED COSTS

13.1	Increased Costs

a)
The Borrower shall, upon demand from the Lender, pay the amount of any Increased Cost incurred by the Lender or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (including any laws and regulations implementing new or modified capital adequacy requirements) or (ii) compliance with any law or regulation made after the date of this Agreement.

b)	In this Agreement, the term “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its affiliates to the extent that it is attributable to the Lender having entered into the Commitments or funding or performing its obligations under any Finance Document.

13.2	Exceptions

Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

a)	attributable to a Tax deduction or withholding required by law to be made by the Borrower;

b)	compensated for by Clause 12.1 (Tax gross-up) or Clause 12.2 (Tax Indemnity); or

c)	attributable to the wilful breach by the Lender or its affiliates of any law or regulation.

14	OTHER INDEMNITIES

14.1	Currency indemnity

a)
If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall within three (3) Business Days of demand, indemnify the Lender against any costs, loss or liability incurred by the Lender as a result of:

a)	the occurrence of any Event of Default;

b)	a failure by the Borrower to pay any amount due under the Finance Documents on its due date;

c)
the funding, or making arrangements to fund, the Loan requested by the Borrower in the Drawdown Notice but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender); or

d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Lender

The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

a)	investigating any event which it reasonably believes is a possible Event of Default; or

b)	acting or verifying any notice, request or instruction which it reasonably believes to be genuine, correct or appropriately authorised.

15	MITIGATION BY THE LENDER

15.1	Mitigation

Without in any way limiting the obligations of the Borrower hereunder, the Lender shall, in consultation with the Borrower, take all reasonable steps for a period of fifteen (15) Business Days) to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of:

a)	Clause 7.1 (Mandatory prepayment - Total Loss or sale - the Vessel);

b)	Clause 7.2 (Mandatory prepayment - sale of Company Shares);

c)	Clause 7.3 (Mandatory prepayment - Illegality);

d)	Clause 12 (Tax gross-up and indemnities); and

e)	Clause 13 (Increased Costs),

including (but not limited to) transferring its rights and obligations under the Finance Documents to another affiliate.

The Lender Party is not obliged to take any steps under this Clause 15.1 if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

15.2	Indemnity

The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

16	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, perfection, execution and registration of:

a)	this Agreement and any other documents referred to in this Agreement; and

b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment and enforcement costs, etc

The Borrower shall, within three (3) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

a)	the granting of any release, waiver or consent under the Finance Documents;

b)	any amendment or variation of any of the Finance Documents; and

c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Lender under the Finance Documents.

17	SECURITY

17.1	Security

The Borrower’s obligations and liabilities under the Finance Documents and any Swap Agreement(s), including (without limitation) the Borrower’s obligation to repay the Loan together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrower towards the Lender in connection with this Agreement and any Swap Agreement(s), shall at any time until all amounts due to the Lender hereunder or any Swap Agreement(s) have been paid and/or repaid in full, be secured by:

a)	the Share Pledge Agreement;

b)	the Account Charge; and

c)	the Guarantee

The Borrower undertakes to ensure that the above Security Documents are being duly executed by the parties thereto in favour of the Lender on or about the date of this Agreement, legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Lender may reasonable require in order for the Lender to maintain the security position envisaged hereunder.

17.2	Set-off

a)
The Lender may, to the extent permitted by applicable law, set off any matured obligation due from an Borrower under the Finance Documents, (and to the extent beneficially owned by the Lender) against any matured obligations owed by the Lender to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

b)
The Borrower hereby agrees and accept that this Clause 17.2 shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts, to the extent permitted by law, that Section 29 of the FA Act shall not apply to this Agreement.

18	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

18.1	Status

a)
The Borrower is a corporation, duly incorporated and validly existing under the laws of the Marshall Islands and has the power to own its assets and carry on its business as it is currently being conducted. The Borrower is indirectly one hundred per cent (100.00%) owned by the Guarantor.

b)	The Guarantor is a corporation, duly incorporated and validly existing under the laws of Liberia and has the power to own its assets and carry on its business as it is currently being conducted.

18.2	Binding obligations

The Transaction Documents to which the Borrower and/or the Guarantor is a party constitute legal, valid, binding and enforceable obligations, and save as provided herein or therein and/or as have been or shall be completed prior to the Drawdown Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Transaction Documents enforceable against the Borrower and/or the Guarantor.

18.3	No conflict with other obligations

The entry into and performance by the Borrower of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

a)	any law or regulation or any order or decree of any governmental agency or court by which it is bound;

b)	any constitutional documents of the Borrower; or

c)	any agreement or document to which it is a party or by which it or any of its assets are bound.

18.4	Power and authority

The Borrower and the Guarantor have the power to enter into, perform and deliver, and have taken all necessary actions to authorise their entry into, performance and delivery of, the Transaction Documents to which any of them is a party and the transactions contemplated by those Transaction Documents.

18.5	Authorisations and consents

All authorisations, approvals, consents and other matters, official or otherwise, required by the Borrower in connection with the entering into, performance, validity and enforceability of the Transaction Documents and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect.

18.6	Taxes

The Borrower has complied with all material taxation laws in all jurisdictions where it is subject to taxation and has paid all material Taxes and other amounts due to governments and other public bodies. No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies. The Borrower is not required to make any withholdings or deductions for or on account of Tax from any payment it may make under any of the Finance Documents.

18.7	No Default

No Event of Default is continuing or might reasonably be expected to result from the making of the Loan. No other event or circumstances is outstanding which constitutes a default or (with the expiry of a grace period, giving of notice or the making of any determination or any combination of the foregoing) might constitute a default under any other agreement or instrument which is binding on the Borrower or any of its Subsidiaries or to which the Borrower’s (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

18.8	No misleading information

Any factual information, documents, exhibits or reports relating to the Borrower and/or the Guarantor and which have been furnished to the Lender by or on behalf of the Borrower are complete and correct in all material respects and do not contain any misstatement of fact or omit to state a fact making such information, exhibits or reports misleading in any material respect.

18.9	Original Financial Statements

a)
Complete and correct. The Original Financial Statements fairly and accurately represent the assets, liabilities and the financial condition of the Guarantor and the Borrower and have been prepared in accordance with GAAP consistently applied.

b)
No undisclosed liabilities. As of the date of the Original Financial Statements, none of the Borrower or the Guarantor had any material liabilities, direct or indirect, actual or contingent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Original Financial Statements or in the notes thereto.

c)
No material change. Since the date of the Original Financial Statements, there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Borrower and/or the Guarantor.

18.10	Pari passu ranking

The Borrower’s and the Guarantor’s respective payment obligations under the Finance Documents rank at least pari passu with the claims of all their other unsecured and unsubordinated creditors, except for obligations preferred by mandatory law applying to companies generally.

18.11	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency, which if adversely determined, might in the reasonably opinion of the Lender be expected to have a Material Adverse Effect, have (to the best of the Borrower’s knowledge and belief) been started or threatened against the Borrower and/or the Guarantor.

18.12	No existing Security Interest

Save as described in Clause 17 (Security), no Security Interest exists over all or any of the present or future revenues or assets of the Borrower.

18.13	No immunity

The execution and delivery by the Borrower of each Transaction Document to which it is a party constitute, and its exercise of its rights and performance of its obligations under each Transaction Document will constitute, private and commercial acts performed for private and commercial purposes, and the Borrower will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any other proceedings taken in Norway and/or the Marshall Islands and/or Liberia (as the case may be) in relation to any Transaction Document.

18.14	No winding-up

Neither of the Borrower nor the Guarantor has taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against any of them for their reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of any of them or any or all of their assets.

18.15	Environmental compliance

The Borrower has performed and observed in all material respects all Environmental Laws, Environmental Approvals and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessel.

18.16	Environmental Claims

No Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against the Borrower where that claim would be reasonably likely, if adversely determined, to have a Material Adverse Effect on the Borrower.

18.17	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Owning Company, the Company, any technical manager of the Vessel and the Vessel have been complied with in all material respects.

18.18	The Vessel

The Vessel will on the Drawdown Date be:

a)	in the absolute ownership of the Owning Company and the Owning Company will be the sole, legal and beneficial owner of the Vessel;

b)
registered in the name of the Owning Company in NIS or the Bahamas (or such other ship registry as approved by the Lender) under the laws and flag of Norway or the Bahamas (or under such other flag as approved by the Lender);

c)	operationally seaworthy in every way and fit for service; and

d)	classed with Det norske Veritas, free of all overdue requirements and recommendations.

18.19	No money laundering

The Borrower is acting for its own account in relation to the Loan and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (91/308/EEC) and Directive 2001/97 of the European Parliament and of 4 December 2001 amending Council Directive 91/308).

18.20	Repetition

The representations and warranties set out in this Clause 18 are deemed to be made by the Borrower on the date of this Agreement and shall be deemed to be repeated:

a)	on the date of the Drawdown Notice;

b)	on the Drawdown Date;

c)	on the first day of each Interest Period; and

d)
in each Compliance Certificate forwarded to the Lender pursuant to Clause 19.2 (Compliance certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Lender at the latest).

19	INFORMATION UNDERTAKINGS

The Borrower gives the undertakings set out in this Clause 19 to the Lender and such undertakings shall remain in force throughout the Security Period.

19.1	Financial statements

The Borrower shall supply to the Lender:

a)
as soon as available, but no later than one hundred and twenty (120) days after the end of each of its fiscal years, complete copies of the financial reports of the Borrower, all in reasonable detail, which shall include at least the balance sheet of the Borrower as of the end of such year and the related statements of income and sources and uses of funds for such year, all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of the Guarantor;

b)
as soon as available, but not less than forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Borrower, a quarterly interim balance sheet of the Borrower and the related profit and loss statements and sources and uses of funds, all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of the Guarantor;

c)
as soon as available but not later than one hundred and twenty (120) days after the end of each fiscal year of the Guarantor, complete copies of the consolidated financial reports of the Guarantor and its Subsidiaries, all in reasonable detail, which shall include at least the consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be audited reports prepared by an accounting firm acceptable to the Lender;

d)
as soon as available but not less than forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Guarantor, a quarterly interim consolidated balance sheet of the Guarantor and its Subsidiaries and the related consolidated profit and loss statements and sources and uses of funds, all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of the Guarantor;

e)
within ten (10) days of the filing thereof, copies of all registration statements and reports on Forms 20-F and 8-K (or their equivalent) and other material filings which the Guarantor shall have filed with the Securities and Exchange Commission or any similar governmental authority;

f)	promptly upon the mailing thereof to the shareholders of the Guarantor, copies of all financial statements, reports, proxy statements and other communications provided to the Guarantor’s shareholders;

g)
within ten (10) days of the Borrower’s and/or the Guarantor’s receipt thereof, copies of all audit letters or other correspondence from any external auditors including material financial information in respect of the Borrower and/or the Guarantor, as the case may be;

h)
as soon as available but not less than forty-five (45) days after the end of each of the quarters of each fiscal year of the Company, a quarterly interim consolidated balance sheet of the Company and the related consolidated profit and loss statements and sources and uses of funds, all in reasonable detail, unaudited, but certified to be true and complete; and

i)
such other statements (including, without limitation, monthly consolidated statements of operating revenues and expenses), lists of assets and accounts, budgets, forecasts, reports and other financial information with respect to the Borrower’s business as the Lender may from time to time reasonably request, certified to be true and complete by the chief financial officer of the Guarantor.

19.2	Compliance Certificate

The Borrower shall supply to the Lender, with each set of financial statements delivered on 30 June and 30 December pursuant to Clause 19.1 (Financial statements), a Compliance Certificate signed by it and the chief financial officer of the Guarantor setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date at which those financial statements were drawn up.

19.3	Requirements as to financial statements

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower and/or the Guarantor unless, in relation to any set of financial statements, it and/or the Guarantor notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its or the Guarantor’s auditors deliver to the Lender:

a)
a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods upon which the Borrower's and the Guarantor’s Original Financial Statements were prepared; and

b)
sufficient information, in form and substance as may be reasonably required by the Lender, to enable it to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Borrower’s and the Guarantor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Information - miscellaneous

The Borrower shall notify the Lender:

a)	all material documents dispatched by the Borrower to its shareholders or its creditors generally and any press releases at the same time as they are dispatched;

b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower and/or the Guarantor and/or the Owning Company and/or the Company, and which might, if adversely determined, have a Material Adverse Effect; and

c)	promptly, such further information regarding the business, assets and operations (financial or otherwise) of the Borrower and/or the Guarantor and/or the Company as the Lender may reasonably request.

19.5	Notification of default

The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.6	Notification of Environmental Claims

The Borrower shall inform the Lender in writing as soon as reasonably practicable upon becoming aware of the same:

a)	if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against the Company or the Vessel; and

b)	of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against the the Company or the Vessel,

where the claim would be reasonably likely, if determined against the Company or the Vessel, to have a Material Adverse Effect.

19.7	“Know your customer” requirements

The Borrower must promptly on the request of the Lender supply to the Lender any documentation or other evidence which is reasonably requested by the Lender to it to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	FINANCIAL COVENANTS

20.1	Definitions

For the purposes of the financial covenants set out herein, the following definitions shall apply:

a)	“Cash and Cash Equivalents” means, in respect of the Group, and at any time:

(i)	cash in hand or on deposits with any acceptable bank available for cash management purposes;

(ii)	investment grade certificates or deposit or investment grade marketable debt securities, maturing within one (1) year after the relevant date of calculation, issued by an acceptable bank; or

(iii)	any other instrument, security or investment approved by the Lender,

in each case, to with any member of the Group beneficially entitled at that time and which is capable of being applied against Total Senior Debt,

b)
“EBITDA” means, always in accordance with GAAP, the aggregate of operating profits of the Borrower and the Guarantor (on a consolidated basis) for a Measurement Period before Taxes, financial items, depreciations and amortisations, excluding:

(i)	the profit or loss attributable to any extraordinary or exceptional items or any write-offs on investments during that Measurement Period; and

(ii)	the profit and loss arising on any disposal of fixed assets during that Measurement Period save for any disposals made in the ordinary course of business.

c)	“Fixed Charges” means:

(i)	Net Interest for any Measurement Period, plus

(ii)
the amount of scheduled repayments of the Facility and/or any other credit facilities and the interest and repayment element under capitalised charterparties in accordance with GAAP which fall due for repayment or payment during the Measurement Period, other than any amount prepaid under this Agreement, less free and available cash (at the relevant Quarter Date) and marketable securities (acceptable to the Lender)) in excess of the minimum requirement plus any dividends paid in such Measurement Period.

d)	“Measurement Period” means a rolling period of twelve (12) calendar months ending on a Quarter Date.

e)	“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.

f)
“Net Interest” means all interest, arrangement fees and capitalised commissions and periodic fees (whether, in each case, paid or payable) as reported in accordance with GAAP being incurred (after having deducted any interest, arrangement fee and capitalised income earned) by the Borrower and the Guarantor (on a consolidated basis) during a Measurement Period.

g)
“Total Debt” means, on a consolidated basis, the aggregate book value of all provisions, other long term liabilities and current liabilities of the Borrower and the Guarantor (on a consolidated basis).

h)	“Value Adjusted Equity” means Value Adjusted Total Assets less Total Debt.

i)	“Value Adjusted Equity Ratio” means Value Adjusted Equity divided by Value Adjusted Total Assets.

j)	“Value Adjusted Total Assets” means, on a consolidated basis, the total market value of all of the assets of the Guarantor (on a consolidated basis).

20.2	Financial covenants

20.2.1	Minimum Value Adjusted Equity Ratio

The Borrower shall procure that the Guarantor (on a consolidated basis) at all times during the Security Period shall maintain a minimum Value Adjusted Equity Ratio of minimum thirty per cent (30.00%).

20.2.2	Minimum Value Adjusted Equity

The Borrower shall procure that the Guarantor (on a consolidated basis) at all times during the Security Period shall maintain a minimum Value Adjusted Equity of USD 50,000,000.

20.2.3	Ratio of EBITDA to Fixed Charges

The Borrower shall procure that the Guarantor (on a consolidated basis) shall ensure that the ratio of EBITDA to Fixed Charges shall be minimum one hundred and twenty-five per cent (125.00%) on a twelve (12) months rolling basis on assumptions approved by the Lender.

20.2.4	Positive working capital

The Borrower shall procure that the Guarantor (on a consolidated basis) at all times shall ensure that its current assets exceed its current liabilities (excluding the portion of long term debt), all as determined in accordance with GAAP.

20.2.5	Cash and Cash Equivalents

The Borrower shall procure that the Guarantor (on a consolidated basis) at all times shall ensure that it has Cash and Cash Equivalents equal to or greater than (i) USD 15,000,000 and (ii) six per cent (6.00%) of the long term debt of the Guarantor.

20.2.6	Adjustments

a)
The Lender is aware that the Guarantor (on a consolidated basis) for the purpose of calculating the financial covenants under this Clause 20, will have the right to adjust to the amounts booked as (i) average earnings in the profit and loss accounts and (ii) deferred income in the balance sheet related to the Charterparties for MV “Rip Hudner”, MV “Bonnie Smithwick” and MV “Searose G”, to ensure that the actual income under such Charterparties is taken into consideration in full.

b)
If there is any amendment(s) to the financial covenants relating to the Guarantor (on a consolidated basis) under the USD 202,000,000 reducing revolving credit facility agreement dated 29 August 2006 and made between among others OBO Holdings Ltd., BHOBO One Ltd., BHOBO Two Ltd., BHOBO Three Ltd., RMJ OBO Shipping Ltd. and Sagamore Shipping Ltd. (as joint and several borrowers) and the Lender (in its capacity as mandated lead arranger, agent for a syndicate of banks and lender), the financial amendments as set out in this Clause 20 shall be amended accordingly.

21	GENERAL UNDERTAKINGS

The Borrower gives the undertakings set out in this Clause 21 to the Lender and such undertakings shall remain in force throughout the Security Period.

21.1	Authorisations etc.

The Borrower shall promptly:

a)	obtain, comply and do all that is necessary to maintain in full force and effect; and

b)	supply certified copies to the Lender (if so requested) of,

any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document.

21.2	Compliance with laws

The Borrower shall comply and shall procure the compliance by the Company in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents.

21.3	Pari passu ranking

The Borrower shall ensure that its and the Guarantor’s obligations under the Finance Documents do and will rank at least pari passu with all their other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the jurisdictions of their incorporation or in the jurisdiction in the ports of calls.

21.4	Title

The Borrower shall procure that the Company shall use its best efforts (in its capacity as bareboat charterer of the Vessel) to ensure that the Owning Company holds legal title to and own the entire beneficial interest in the Vessel and the Insurances, free of all Security Interest and other interests and rights of any kind, except for those created by the Financial Documents and as set out in Clause 21.5 (Negative pledge).

21.5	Negative pledge

The Borrower shall not create or permit to subsist any Security Interest over the Vessel nor upon any of its present or future undertakings, property, assets, rights or revenues, other than:

a)	Security Interest under the Security Documents;

b)	the existing first priority mortgage in favour of Den Danske Skibskredit and the second priority mortgage in favour of the Company;

c)	Security Interests arising in the ordinary course of business; and

d)	Security Interests consented to in writing by the Lender.

21.6	Borrowings and guarantees

The Borrower shall not and the Borrower shall procure that the Company shall not enter into any new Financial Indebtedness or assume or grant any guarantee liabilities, other than current liabilities related to the day to day operation of the Vessel.

21.7	Disposals

The Borrower shall not sell, transfer or otherwise dispose of any substantial part of its assets without the prior written consent of the Lender.

21.8	Distributions

Provided that the Borrower and the Guarantor are in compliance with the provisions of the Finance Documents to which they are respective parties (including, but not limited to, the financial covenants set out in Clause 20 (Financial covenants)) both before and following such distributions, the Borrower may distribute dividends and make other distributions in whatever form to its shareholder(s) or any other person(s) without the prior written consent of the Lender.

21.9	Investment restrictions

Provided that the Borrower and the Guarantor are in compliance with the provisions of the Finance Documents (including, but not limited to, the financial covenants in Clause 20 (Financial covenants)) both before and following such investments, the Borrower may make new investments without the prior written consent of the Lender.

21.10	Bank accounts

The Borrower shall hold and maintain all its bank accounts (hereunder the Account) with the Lender and/or Nordea Bank Finland Plc London Branch and ensure that all amounts payable to it are paid to the Account.

21.11	Shareholders and change of control

The Borrower shall and shall procure that its shareholder(s) do not agree to any transfer of shares, the granting of options of ownership or change in ownership of the Borrower without the prior written consent of the Lender.

21.12	Change of business etc.

a)
The Borrower shall ensure that no change is made to the general nature of the business of the Borrower, and the Borrower shall procure that no change is made to the general nature of the business of the Company from that carried out at the date of this Agreement (for the Company being the bareboat charterer of the Vessel).

b)	The Borrower shall not change its legal name.

21.13	No mergers etc.

The Borrower shall not and shall procure that the Company shall not enter into any merger, amalgamation, de-merger, split-up, divest, consolidation with or into any other person, be the subject of any reconstruction or change its type of organization, jurisdiction of organization without the prior consent of the Lender.

21.14	Environmental compliance

The Borrower shall comply and shall procure the compliance by the Company in all material respects with all Environmental Laws subject to the terms and conditions of any Environmental Approval and obtain and maintain any Environmental Approval.

21.15	Commercial management and technical management

The Borrower shall procure that B + H Management Ltd. shall continue to be commercial manager and that Tesma Singapore Pte. Ltd. or B + H Management Ltd. shall continue to be the technical manager of the Vessel and there shall be no change to such commercial or technical management without the prior written consent of the Lender.

21.16	Transaction Documents

The Borrower shall procure that none of the Transaction Documents are amended (save for immaterial amendments which will have no impact of the Borrower’s ability to fulfil its obligations under the Finance Documents) or terminated, or any waiver or any terms thereof are agreed thereunder without the prior written consent of the Lender.

22	VESSEL’S COVENANTS

The Borrower gives the undertakings set out in this Clause 22 to the Lender and such undertakings shall remain in force throughout the Security Period.

22.1	Insurance

a)
The Borrower shall ensure that the Vessel is insured against such risks, including but not limited to, Hull and Machinery, Protection & Indemnity (including maximum cover for pollution liability as normally adopted by the industry for similar vessels), Hull Interest and/or Freight Interest, Loss of Hire and War Risk insurances, in such amounts, on such terms and with such insurers as the Lender shall approve.

b)
The value of the Hull and Machinery insurance shall cover at least eighty per cent (80.00%) of the Market Value, and the aggregate insurance value of the Vessel (except Protection & Indemnity and Loss of Hire) shall be at least equal to the higher of the Market Value and one hundred and twenty per cent (120.00%) of the Loan.

22.2	Classification and repairs

The Borrower procure that the Company shall keep the Vessel in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

a)	so as to maintain its class at the highest level with Det norske Veritas or another classification society approved by the Lender, free of overdue recommendations and qualifications; and

b)
so as to comply with the laws and regulations (statutory or otherwise) applicable to vessels registered under the flag state of the Vessel or to vessels trading to any jurisdiction to which the Vessel may trade from time to time.

22.3	Notification of certain events

The Borrower shall immediately notify the Lender of:

a)	any accident to the Vessel involving repairs where the costs will or is likely to exceed USD 500,000 (or the equivalent in any other currency);

b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, immediately complied with;

c)	any exercise or purported exercise of any lien on the Vessel or the Insurances;

d)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss; and

e)	any claim for a material breach of the ISM Code or the ISPS Code being made against the Borrower, the Company or otherwise in connection with the Vessel.

22.4	Operation of the Vessel

a)
The Borrower shall procure the compliance in all material respects with the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Vessel, its ownership, operation and management or to the business of the Company and shall procure that the Company employs the Vessel and allow its employment:

(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code; and

(ii)
in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Vessel unless the Company has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners trading vessels within the territorial waters of such country at such time and has provided evidence of such cover to the Lender.

Without limitation to the generality of this Clause 22.4, the Borrower shall procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code or the ISPS Code.

b)	The Vessel shall be employed under the Charterparty.

22.5	ISM Code compliance

The Borrower will:

a)	procure that the Vessel remains subject to a SMS for the duration of the Facility;

b)	procure that a valid and current SMC is maintained for the Vessel for the duration of the Facility;

c)	procure that any technical manager of the Vessel maintains a valid and current DOC for the duration of the Facility;

d)
immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the technical manager of the Vessel; and

e)
immediately notify the Lender in writing of any “accident” or “major non-conformity”, each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

22.6	Inspections and class records

a)
The Borrower shall procure that the Company and any charterers permit, one person appointed by the Lender to inspect the Vessel once a year for the account of the Borrower upon the Lender giving prior written notice.

b)
The Borrower shall procure that the Company instructs the classification society to send to the Lender, following a written request from the Lender, copies of all class records held by the classification society in relation to the Vessel.

22.7	Surveys

The Borrower shall cause the Vessel to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of the Vessel and to supply or to cause to be supplied to the Lender copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Lender, however limited to once a year.

22.8	Arrest

The Borrower shall procure that the Company promptly pay and discharge:

a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel or the Insurances;

b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessel or the Insurances; and

c)	all other outgoings whatsoever in respect of the Vessel and the Insurances,

and forthwith upon receiving a notice of arrest of the Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure that the Company or any charterer shall procure their release by providing bail or providing the provision of security or otherwise as the circumstances may require.

22.9	Total Loss

In the event that the Vessel shall suffer a Total Loss, the Borrower shall, within a period of ninety (90) days after the Total Loss Date, obtain and present to the Lender, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full.

23	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default.

23.1	Non-payment

The Borrower do not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

a)	its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Borrower; and

b)	payment is made within three (3) Business Days of its due date.

23.2	Financial covenants

Any requirement in Clause 20 (Financial covenants) is not satisfied.

23.3	Other obligations

a)	The Borrower do not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

b)
No Event of Default under litra a) above will occur if the failure to comply is capable of remedy and is remedied within thirty (30) days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

23.4	Misrepresentations

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

a)	Any Financial Indebtedness of the Borrower and/or any member of the Group and/or the Company is not paid when due nor within any originally applicable grace period.

b)
Any Financial Indebtedness of the Borrower and/or any member of the Group and/or the Company and/or the Owning Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

c)
Any commitment for any Financial Indebtedness of the Borrower and/or any member of the Group and/or the Company and/or the Owning Company is cancelled or suspended by a creditor of the Borrower and/or any member of the Group and/or the Company and/or the Owning Company as a result of an event of default (however described).

d)
Any creditor of the Borrower and/or any member of the Group and/or the Company and/or the Owning Company becomes entitled to declare any Financial Indebtedness of the Borrower and/or any member of the Group and/or the Company and/or the Owning Company due and payable prior to its specified maturity as a result of an event of default (however described).

23.6	Insolvency

a)
The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

b)	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

c)	A moratorium is declared in respect of any indebtedness of the Borrower.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme or arrangement or otherwise) of the Borrower;

b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;

c)	the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of the Borrower; or

d)	enforcement of any Security Interest over any assets of the Borrower.

23.8	Creditor’s process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower having an aggregate value of USD 100,000 and is not discharged within thirty (30) days.

23.9	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

23.10	Material adverse change

Any event or series of events occur which, in the opinion of the Lender, might have a Material Adverse Effect on the Borrower and/or any member of the Group and/or the Owning Company and/or the Company.

23.11	Permits

Any licence, consent, permission or approval required in order to enforce, complete or perform any of the Transaction Documents is revoked, terminated or modified having a Material Adverse Effect on the Borrower.

23.12	Litigation

There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against the Borrower which might, if adversely determined, have a Material Adverse Effect on the Borrower, the Owning Company and/or the Company.

23.13	Charterparty

The Charterparty has been amended without prior written consent of the Agent.

23.14	Acceleration

Upon the occurrence of an Event of Default, the Lender may, and shall if so directed by the Lender, by written notice to the Borrower:

a)	cancel the Commitments whereupon they shall immediately be cancelled;

b)
declare that all or part of the Loan together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be either immediately due and payable and/or payable upon demand, whereupon they shall become either immediately due and payable or payable on demand; and/or

c)	start enforcement in respect of the Security Interests established by the Security Documents; and/or

d)
take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Lender by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

24	CHANGES TO THE PARTIES

24.1	Assignments and transfer by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Assignment and transfer by the Lender

The Lender may at any time assign, transfer or have assumed its rights or obligations under the Finance Documents with the prior consultation of the Borrower.

25	PAYMENT MECHANICS

25.1	Payments to the Lender

All payments by the Borrower under the Finance Documents shall be made:

a)	to the Lender to its account with such office or bank as the Lender may from time to time designate in writing to the Borrower for this purpose; and

b)
for value on the due date at such times and in such funds as the Lender may specify to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

25.2	Distributions by the Lender

Each payment received by the Lender under the Finance Documents for another Party shall, subject to Clause 25.3 (Distributions to the Borrower) and 25.4 (Clawback), be made available by the Lender as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Lender by not less than five (5) Business Days’ notice.

25.3	Distributions to the Borrower

The Lender may (with the consent of the Borrower or in accordance with Clause 26 (Set-off)), apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of currency to be so applied.

25.4	Clawback

a)
Where a sum is to be paid to the Lender under the Finance Documents for distribution to another Party, the Lender is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.

b)
If the Lender pays an amount to another Party and it proves to be the case that the Lender had not actually received that amount, then the Party to whom that amount was paid by the Lender shall on demand refund the same amount to the Lender, together with interest on that amount from the date of payment to the date of receipt by the Lender, calculated by the Lender to reflect its cost of funds.

25.5	Partial payments

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

b)	secondly, in or towards payment pro rata of any accrued interest (including default interest), fee or commissions due but unpaid under this Agreement;

c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

25.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.7	Payment on non-Business Days

a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.8	Currency of account

The Borrower shall pay:

a)	any amount payable under this Agreement, except as otherwise provided for herein, in USD; and

b)	all payments of costs and Taxes in the currency in which the same were incurred.

26	SET-OFF

The Lender may, to the extent permitted by applicable law, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligations owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27	NOTICES

27.1	Communication in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by telefax or letter. Any such notice or communication addressed as provided in Clause 27.2 (Addresses) will be deemed to be given or made as follows:

a) if by letter, when delivered at the address of the relevant Party;

b) if by telefax, when received.

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.

27.2	Addresses

Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below:

If to the Lender: Nordea Bank Norge ASA

Att: Shipping, Offshore and Oil Services

Middelthuns gate 17

P.O. Box 1166 Sentrum

N-0107 Oslo, Norway

Telefax No: +47 22 48 66 68

If to the Borrower: c/o B + M Management Ltd.

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton HMJX

Bermuda

Telefax No: + 1 441 295 6796

or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the other Party by not less than five (5) Business Days’ prior notice.

27.3	Language

Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Lender, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

28	CALCULATIONS

All sums falling due by way of interest, fees and commissions under the Finance Documents accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of 360 days and for the actual number of days elapsed. The calculations made by the Lender of any interest rate or any amount payable pursuant to this Agreement shall be conclusive and binding upon the Borrower in the absence of any manifest error.

29	MISCELLANEOUS

29.1	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

29.2	Remedies and waivers

No failure to exercise, nor any delay in exercising on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

29.3	Amendments and waivers

Any term of the Finance Documents may be amended or waived only with the written consent of the Lender and the Borrower.

29.4	Disclosure of information and confidentiality

The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:

a)	is publicised by a Party as required by applicable laws and regulations;

b)	has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information; or

c)	was or becomes, as the Party is able to demonstrate by supporting documents, available to the such Party on a non-confidential basis prior to the disclosure thereof.

29.5	Conflicting provisions

In case of conflict between this Agreement and the terms of any of the Security Documents, the terms and conditions of this Agreement shall prevail.

30	GOVERNING LAW AND ENFORCEMENT

30.1	Governing law

This Agreement shall be governed by Norwegian law.

30.2	Jurisdiction

a)
For the benefit of the Lender, the Borrower agrees that the courts of Oslo, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and the Borrower accordingly submit to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).

b)
Nothing in this Clause 30.2 shall limit the right of the Lender to commence proceedings against the Borrower in any other court of competent jurisdiction. To the extent permitted by law, the Lender may take concurrent proceedings in any number of jurisdictions.

30.3	Service of process

Without prejudice to any other mode of service, the Borrower:

a)
irrevocably appoints Wikborg Rein & Co., Kronprinsesse Märthas plass 1, P.O. Box 1513 Vika, N-0117 Oslo, Norway as its agent for service of process in relation to any proceedings before Norwegian courts in connection with any Finance Document; and

b)	agrees that failure by its process agent to notify it of the process will not invalidate the proceedings concerned.

* * *

SCHEDULE 1

CONDITIONS PRECEDENT

1	CORPORATE AUTHORISATION

1.1	In respect of the Borrower:

a)	Certificate of Incorporation/Certificate of Registration;

b)	Memorandum and Articles of Association/Bye-laws;

c)	Resolutions passed at a board meeting of the Borrower evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Transaction Documents; and

(ii)
the authorisation of its appropriate officer or officers or other representatives to execute the Transaction Documents and any other documents necessary for the transactions contemplated by the Transaction Documents, on its behalf;

d)	Power of Attorney (notarised and legalised);

e)	Updated Good Standing Certificate/Certificate of Compliance;

f)	Secretary’s Certificate (notarised and legalised); and

g)	A specimen of the signature of each person authorised by the resolution referred to in paragraph c) above.

1.2	In respect of the Guarantor

a)	Certificate of Incorporation/Certificate of Registration;

b)	Memorandum and Articles of Association/Bye-laws;

c)	Resolutions passed at a board meeting of the Guarantor evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Transaction Documents; and

(ii)
the authorisation of its appropriate officer or officers or other representatives to execute the Transaction Documents and any other documents necessary for the transactions contemplated by the Transaction Documents, on its behalf;

d)	Power of Attorney (notarised and legalised);

e)	Updated Good Standing Certificate/Certificate of Compliance;

f)	Secretary’s Certificate (notarised and legalised); and

g)	A specimen of the signature of each person authorised by the resolution referred to in paragraph c) above.

2	AUTHORISATIONS

All approvals, authorisations and consents required by any government (domestic and foreign) or other authorities for the Borrower and/or the Company and/or the Owning Company to enter into and perform their obligations under this Agreement and/or any of the Transaction Documents have been obtained and are in full force and effect and all applicable waiting periods have expired without any action being taken by any competent authority which, in the judgement of the Lender, restraints, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the transactions referred to herein.

3	THE VESSEL

a)
Evidence (by way of transcript of registry) that the Vessel is registered in the name of the Owning Company in the NIS (or such other ship registry as approved by the Lender) and that the Vessel is free of any mortgage or registered encumbrances, liens etc. save as set out in Clause 21.5 (Negative pledge);

b)
An updated class certificate related to the Vessel from the relevant classification society, confirming that the Vessel is classed with the highest class in accordance with Clause 22.2 (Classification and repairs), free of extensions and overdue recommendations;

c)	The Vessel’s current SMC;

d)	The DOC;

e)	The ISPS Certificate.

4	FINANCE DOCUMENTS

a)	The Agreement;

b)	The Share Pledge Agreement (and any documents thereunder, including (but not limited to) any share certificates (if applicable));

c)	The Account Charge; and

d)	The Guarantee.

5	TRANSACTION DOCUMENTS

a)	The Charterparty; and

b)	The Share Purchase Agreement.

6	MISCELLANEOUS

a)	The Drawdown Notice at least three (3) Business Days prior to the Drawdown Date;

b)	Evidence that all fees referred to in Clause 11 (Fees), as are payable on or prior to the Drawdown Date, have or will be paid on its due date;

c)	A Compliance Certificate confirming that the Borrower and the Guarantor (on a consolidated basis) is in compliance with the financial covenants as set out in Clause 20 (Financial covenants);

d)	The effective interest letter;

e)	Evidence that the Financial Indebtedness of the Owning Company is not more than USD 8,700,000;

f)
Evidence of the time charterparty of the Vessel between the Company (as owner) and ST Shipping Ltd. (acting under a guarantee of Glencore International A.G.) for a period of not less than three (3) years from February 2006 at a daily net hire of USD 22,000 in year 1 and 2 and USD 21,000 in year 3 with a profit split for all three (3) years;

g)	Evidence (in form acceptable to the Lender) that the Company is able, and not restricted in any way from paying dividends;

h)	Evidence of capital structure of the Borrower satisfactory to the Lender;

i)
Evidence that all required registrations and notifications have been made under the Security Documents in order to perfect the Security Interest contemplated thereby, including transcripts from the relevant public registers;

j)	Appointment of Ince Process Agents Limited and the acceptance by Ince Process Agents Limited as the Borrower’s process agent in England under the Account Charge;

k)	Appointment of Bugge Arentz-Hansen & Rasmussen and the acceptance by Bugge Arentz-Hansen & Rasmussen as the Borrower’s and the Guarantor’s process agent in Norway under the Finance Documents; and

l)	Any other documents as reasonably requested by the Lender.

7	LEGAL OPINIONS

a)	A legal opinion from Thommessen Krefting Greve Lund AS related to Norwegian law issues;

b)	A legal opinion from Seward & Kissel LLP related to Marshall Island law issues;

c)	A legal opinion from Seward & Kissel LLP related to Liberian law issues;

d)	A legal opinion from Prettys related to English law issues; and

e)	Any such other favourable legal opinions in form and substance satisfactory to the Lender from lawyers appointed by the Lender on matters concerning all relevant jurisdictions.

SCHEDULE 2

FORM OF DRAWDOWN NOTICE

To: Nordea Bank Norge ASA, as Lender

From: Seapowet Trading Ltd.

Date: [•]

SEAPOWET TRADING LTD. - USD 8,000,000 TERM LOAN FACILITY AGREEMENT DATED 5 SEPTEMBER 2006 (THE “AGREEMENT”)

We refer to Clause 5.1 (Delivery of the Drawdown Notice) of the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Drawdown Notice.

a)	You are hereby irrevocably notified that we wish to make the following drawdown of a Drawdown under:

Proposed Drawdown Date: [ ]

Principal Amount:  [ ]

Interest Period:  [ ]

b)	The proceeds of the Loan shall be credited to [•] [insert name and number of account].

c)
We confirm that, as of the date hereof (i) each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied; (ii) each of the representations and warranties set out in Clause 18 (Representations and warranties) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.

Yours sincerely

for and on behalf of

Seapowet Trading Ltd.

By: __________________________________

Name:

Title: [authorised officer]

SCHEDULE 3

FORM OF SELECTION NOTICE

To: Nordea Bank Norge ASA, as Lender

From: Seapowet Trading Ltd.

Date: [•] 2006

SEAPOWET TRADING LTD. - USD 8,000,000 TERM LOAN FACILITY AGREEMENT DATED 5 SEPTEMBER 2006 (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Selection Notice.

a)	We refer to the amount outstanding under the Loan with an Interest Period ending on [•].

b)	We request that the next Interest Period for the Loan is [•].

This Selection Notice is irrevocable.

Yours sincerely

for and on behalf of

Seapowet Trading Ltd.

By: ____________________________________

Name:

Title:

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To: Nordea Bank Norge ASA, as Lender

From: Seapowet Trading Ltd.

Date: [•] [To be delivered no later than [one hundred and twenty (120) /forty-five (45)] days after each Reporting Date]

SEAPOWET TRADING LTD. - USD 8,000,000 TERM LOAN FACILITY AGREEMENT DATED [•] 2006 (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.

With reference to Clauses 19.1 (Compliance certificate) and 20 (Financial covenants) of the Agreement, we confirm that as at [•] [insert relevant Reporting Date]:

a)	Minimum Value Adjusted Equity Ratio. The Minimum Value Adjusted Equity Ratio of the Guarantor (on a consolidated basis) was [•].

The Guarantor shall at all times maintain a minimum Value Adjusted Equity Ratio of thirty per cent (30.00%). The covenant in Clause 20.2.1 (Minimum Value Adjusted Equity Ratio) is thus [not] satisfied.

b)	Minimum Value Adjusted Equity Ratio. The Minimum Value Adjusted Equity of the Guarantor (on a consolidated basis) was USD [•].

The Guarantor shall at all times maintains a Minimum Value Adjusted Equity of USD 50,000,000. The covenant set out in Clause 20.2.2 (Minimum cash balance) is thus [not] satisfied.

c)	Ratio EBITDA to Fixed Charges. The ratio of EBITDA to Fixed Charges of the Guarantor (on a consolidated basis) was [•].

The Guarantor (on a consolidated basis) shall at all times ensure that ratio of EBITDA to Fixed Charges shall be minimum one hundred and twenty-five per cent (125.00%) on a twelve (12) months rolling basis up until the Final Maturity Date. The covenant in Clause 20.2.3 (Ratio EBITDA to Fixed Charges) is thus [not] satisfied.

d)	Positive working capital. The working capital of the Guarantor (on a consolidated basis) was [•].

The Guarantor (on a consolidated basis) shall at all times ensure that its current assets exceeds its current liabilities (excluding the current portion of long term debt), all as determined in accordance with GAAP. The covenant set out in Clause 20.2.4 (Positive working capital) is thus [not] satisfied.

e)
Cash and Cash Equivalents. The Guarantor (on a consolidated basis) shall at all times ensure that it has Cash and Cash Equivalents equal to or greater than (i) USD 15,000,000 and (ii) six per cent (6.00%) of the long term debt of the Guarantor.

f)
We confirm that, as of the date hereof (i) each of the representations and warranties set out in Clause 18 (Representations and warranties) of the Agreement is true and correct; and (ii) no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.

Yours sincerely

for and on behalf of

B+H Ocean Carriers Ltd.    Seapowet Trading Ltd.

By: __________________________________ By: _______________________________

Name:      Name:

Title: [authorised officer]    Title:

SCHEDULE 5

FORM OF GUARANTEE

Guarantee and Indemnity

This Guarantee (this “Guarantee”) is made on [•] between:

(1) B+H Ocean Carriers Ltd., of 80 Broad Street, Monrovia, Liberia (the “Guarantor”); and

(2) Nordea Bank Norge ASA, organisation no. 911 044 110, Middelthunsgt. 17, N-0368 Oslo, Norway (the “Lender”).

WHEREAS

(A) Pursuant to the terms and conditions of a term loan facility agreement dated [•] 2006 (the “Agreement”) between Seapowet Trading Ltd. as borrower (the “Borrower”) and the Lender, the Lender has agreed to make available to the Borrower a term loan in the aggregate amount of USD 8,000,000 (the “Loan”);

(B) subject to the terms and conditions of the Agreement, the Loan will be made available to the Borrower for the purpose of (i) partly refinancing the purchase price paid by the Borrower for fifty per cent (50.00%) of the shares in Nordan OBO II Inc. of 80 Broad Street, Monrovia, Liberia and (ii) the payment of fees and expenses incurred in connection with the Facility; and

(C) it is a condition of the Agreement that the Guarantor enters into this Guarantee. A similar guarantee agreement may also be executed by other parties pursuant to the Agreement, but the execution and enforceability of such other guarantee agreements shall not be a condition to the effectiveness or enforceability of this Guarantee.

IT IS AGREED AS FOLLOWS:

1	DEFINITIONS

Capitalised terms used herein shall, save as expressly defined herein, have the same meanings as ascribed thereto in the Agreement.

2	GUARANTEE

2.1	Guarantee obligations

The Guarantor hereby unconditionally and irrevocably:

a)
guarantees to the Lender, as and for its own debt and not merely as surety (as selvskyldnerkausjonist), the punctual performance by the Borrower of all of the Borrower’s obligations under the Finance Documents and any Swap Agreement(s);

b)
undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document and/or any Swap Agreement(s), the Guarantor shall immediately on demand by the Lender pay that amount as if it were the principal obligor; and

c)
indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Lender would otherwise have been entitled to recover.

2.2	Payment upon first demand

If the Borrower shall fail to pay any sum under the Finance Documents and/or any Swap Agreement(s) as and when such sum shall become due and payable, the Guarantor shall immediately upon the Lender’s first written demand pay to the Lender an amount equal to such sum which the Borrower shall not have paid, such payment to be made in immediately available funds to the account of the Lender, as the Lender may designate, without set-off or counter-claim and free and clear of and without deduction for or on account of any present or future Taxes.

2.3	Continuing guarantee

The obligations of the Guarantor hereunder (the “Guarantee Obligations”) are continuing obligations and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents and any Swap Agreement(s), regardless of any intermediate payment or discharge in whole or in part.

2.4	Maximum liability

The liability of the Guarantor hereunder shall be limited to USD 8,500,000, plus any unpaid amount of interest, fees, liability and expenses under the Finance Documents and any Swap Agreement(s).

2.5	Reinstatement

If any payment by the Borrower or any discharge given by the Lender (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

a)	the liability of the Borrower shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

b)	the Lender shall be entitled to recover the value or amount of that security or payment from the Borrower, as if the payment, discharge, avoidance or reduction had not occurred.

2.6	Waiver of defences

The obligations of the Guarantor under this Clause 2 will not be affected by an act, omission, matter or thing which, but for this Clause 2, would reduce, release or prejudice any of its obligations under this Clause 2 (without limitation and whether or not known to it or the Lender including (but not limited to:

a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;

b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

e)	any amendment (however fundamental) or replacement of a Finance Document, a Swap Agreement or any other document or security;

f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Swap Agreement or any other document or security; or

g)	any insolvency or similar proceedings.

2.7	Waiver of rights under the FA Act

The Guarantor specifically waives all rights under the provisions of the Norwegian Financial Agreements Act (“FA Act”) of 25 June 1999 no. 46 not being mandatory provisions, including the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

a)	§ 62 (1) (a) (to be notified of any security the giving of which was a precondition for the advance of the Loan, but which has not been validly granted or has lapsed);

b)	§ 63 (1) - (2) (to be notified of any Event of Default under the Agreement and/or any Swap Agreement and to be kept informed thereof);

c)	§ 63 (3) (to be notified of any extension granted to the Borrower in payment of principal and/or interest);

d)	§ 63 (4) (to be notified of the Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

e)	§ 65 (3) (that the consent of the Guarantor is required for the Guarantor to be bound by amendments to the Agreement and/or any Swap Agreement that may be detrimental to its interest);

f)
§ 66 (1) - (2) (that the Guarantor shall be released from liabilities hereunder if security which was given, or the giving of which was a precondition for the advance of the Loan, is released by the Lender without the consent of the Guarantor);

g)
§ 66 (3) (that the Guarantor shall be released from its liabilities hereunder if, without its consent, security the giving of which was a precondition for the advance of the Loan or the execution of the Guarantee, was not validly granted);

h)	§ 67 (2) (about reduction of the Guarantor’s liabilities hereunder);

i)
§ 67 (4) (that the Guarantor's liabilities hereunder shall lapse after ten (10) years, as the Guarantor shall remain liable hereunder as long as any amount is outstanding under the Agreement, any Swap Agreement or the Security Documents);

j)
§ 70 (as the Guarantor shall have no right of subrogation into the rights of the Lender under the Agreement, any Swap Agreement or the Security Documents until and unless the Lender shall have received all amounts due or to become due to it under the Agreement, any Swap Agreement and the Security Documents);

k)
§ 71 (as the Lender shall have no liability first to make demand upon or seek to enforce remedies against the Borrower or any other security provided in respect of the Borrower’s liabilities under the Agreement and/or any Swap Agreement and/or the Security Documents before seeking to enforce the security created hereunder);

l)	§ 72 (as all interest and default interest due under the Agreement and/or any Swap Agreement and/or the Security Documents shall be secured hereunder);

m)	§ 73 (1) - (2) (as all costs and expenses related to a default under the Agreement and/or any Swap Agreement and/or the Security Documents shall be secured hereunder); and

n)
§ 74 (1) - (2) (as the Guarantor shall make no claim against the Borrower for payment until and unless the Lender first shall have received all amounts due or to become due to them under the Agreement, any Swap Agreement and the Security Documents).

2.8	Immediate recourse

The Guarantor waives any right it may have of first requiring the Lender (or any agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 2. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.9	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents and/or any Swap Agreement have been irrevocably paid in full, the Lender (or any agent on its behalf) may:

a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 2.

2.10	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents and/or any Swap Agreement have been irrevocably paid in full and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents and/or any Swap Agreement:

a)	to be indemnified by the Borrower;

b)	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents and/or any Swap Agreement; and/or

c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents and/or any Swap Agreement or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents and/or any Swap Agreement by the Lender.

2.11	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

3	UNDERTAKINGS

The Guarantor undertakes to the Lender that as long as this Guarantee is effective:

a)
it shall at all times comply with all its obligations, covenants, undertakings and representations under the Finance Documents and/or any Swap Agreement, and undertakes to comply with and perform all such obligations, covenants, undertakings and representations with relates to the Guarantor in the Agreement, hereunder (but not limited to) the information undertakings as set out in Clause 19 (Information undertakings), the financial covenants as set out in Clause 20 (Financial covenants) and the general undertakings as set out in Clause 21 (General undertakings) of the Agreement and the obligation to deliver a Compliance Certificate as set out in Clause 19.2 (Compliance Certificate) of the Agreement;

b)
following receipt of a notice from the Lender of the occurrence of any Event of Default, the Guarantor will not make a demand for any claim of moneys due to the Guarantor from the Borrower or any other guarantor, or exercise any other right or remedy to which the Borrower or any other guarantor are entitled to in respect of such moneys unless and until all moneys due and payable by the Borrower have been irrevocably paid in full;

c)
if the Borrower or any other guarantor becomes the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantor shall not (unless so instructed by the Lender and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Lender) make any claim in such insolvency, winding-up or liquidation until all the Loan owing or due has been irrevocably paid in full;

d)
if the Guarantor being in breach of litra b) and c) above receives or recovers any money pursuant to such exercise, claim or proof as therein referred to, such moneys shall be held by the Guarantor for the Lender to apply the same as if they were money received or recovered by the Lender under this Guarantee; and

e)	it will not take or has not taken from the Borrower any security whatsoever for the obligations guaranteed hereunder.

4	REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Lender as follows:

a)
the Guarantor is duly organised and validly existing as a private limited liability company under the laws of Liberia and has the corporate power and authority to own its assets and carry on its business as it is presently being conducted in each jurisdiction in which it owns assets or carry on business;

b)	the Guarantor has the power to enter into, perform and deliver, and has taken all necessary actions to authorise its entry into, performance and delivery of this Guarantee; and

c)
the Guarantee constitutes the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms and will be so treated in any relevant courts and this Guarantee is in proper form for enforcement in such courts.

5	ASSIGNMENT

The Lender may assign or transfer the rights hereunder to any person to whom the rights and obligations of the Lender under the Agreement are wholly or partly assigned or transferred to in accordance with Clause 24.2 (Assignment and transfer by the Lender) of the Agreement.

6	EXPENSES

The Guarantor shall pay to the Lender on demand on a full indemnity basis all charges, costs and expenses (including the legal fees) properly incurred by the Lender in connection with the preservation and enforcement of any of the rights of the Lender hereunder.

7	MISCELLANEOUS

7.1	No implied waivers

No delay or failure by the Lender to exercise any right or remedy under this Guarantee shall operate or be construed as a waiver of such rights or remedies unless otherwise expressly stated in writing by the Lender. No partial exercise of any right or remedy shall prevent any further or other exercise of such right or remedy or any other right or remedy. No express waiver of any rights or remedies in respect of an Event of Default or any other event by the Lender shall operate or be construed as a waiver of any rights or remedies in respect of any similar or other Event of Default or events.

7.2	Separable provisions

The provisions of this Guarantee are separable and, if any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect in any jurisdiction, this shall not affect the legality, validity or enforceability of such provisions in any other jurisdiction or the legality, validity or enforceability of the remaining provisions of the Guarantee in that or any other jurisdiction.

7.3	Borrower as agent for the Guarantor

The Borrower shall be the agent of the Guarantor and any notice, statement or agreement by the Borrower to or with the Lender shall be binding on the Guarantor.

7.4	Law and jurisdiction

7.4.1	Governing law

This Guarantee shall be governed by and construed in accordance with Norwegian law.

7.4.2	Main jurisdiction

The Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be Oslo City Court (Oslo tingrett) and the Guarantor agrees for the benefit of the Lender that any legal action or proceedings arising out of or in connection with this Guarantee against the Guarantor or any of its assets may be brought in the said court.

7.4.3	Alternative jurisdiction

This Clause 7.4.3 is for the exclusive benefit of the Lender which has the right:

a)	to commence proceedings against the Guarantor or its assets both in any court in Norway and any other jurisdiction; and

b)	to commence enforcement proceedings in any jurisdiction concurrently with or in addition to proceedings in Norway or without commencing proceedings in Norway.

The parties agree that only the courts of Norway and not those of any other state shall have jurisdiction to determine any claim which the Guarantor may have against the Lender and that the Guarantor shall only be entitled to commence legal action or proceedings against the Lender in relation to this Guarantee in Oslo City Court (Oslo tingrett).

8	NOTICES

Every notice, demand or other communication under this Guarantee shall be made by letter or telefax. Any such notice or communication given by any of the parties hereto shall be made to the other party at the following address:

a)	If to the Lender:Nordea Bank Norge ASA

Middelthunsgt. 17
P.O. Box 1166 Sentrum
N-0107 Oslo, Norway
Att: Shipping, Offshore and Oil Services
Telefax No: + 47 22 48 66 68

b)	If to the Guarantor:B + H Ocean Carriers Ltd.

c/o B + H Management Ltd.
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HMJX
Bermuda
Att.:
Telefax: + 1 441 295 6796

8.2	Service of process

Without prejudice to any other mode of service, the Guarantor:

a)
irrevocably appoints Wikborg Rein & Co., Kronprinsesse Märthas plass 1, P.O. Box 1513 Vika, N-0017 Oslo, Norway as its Lender for service of process relating to any proceedings before Norwegian courts in connection with this Agreement; and

b)	agrees that failure by its process Lender to notify it of the process will not invalidate the proceedings concerned.

IN WITNESS WHEREOF, the parties hereto have duly executed this Guarantee in two (2) original copies on the date and year first written above.

The Guarantor:     The Lender:
B+ H Ocean Carriers Ltd.    Nordea Bank Norge ASA

By: _____________________________  By: ____________________________
Name:      Name:
Title:      Title:

SIGNATORIES

The Borrower:     The Lender:

Seapowet Trading Ltd.     Nordea Bank Norge ASA

By: __/s/ Haakon Flaaten______     By: __/s/ Siri Wennevik____________________________

Name:      Name:

Title: Attorney-in-Fact    Title: Attorney-in-Fact

We, B+H Ocean Carriers Ltd., hereby acknowledge and agree to the terms of this Agreement and agree to be bound by Clauses 18 (Representations and warranties), 19 (Information undertakings), 20 (Financial covenants), 21 (General undertakings) and 23 (Events of Default) of this Agreement to the extent applicable to the Guarantor as if we were a party to this Agreement.

5 September 2006

Guarantor:

B+H Ocean Carriers Ltd.

By: __/s/ Haakon Flaaten______

Name:

Title: Attorney-in-Fact